Exhibit 2.2
Registered No.: R-1
CUSIP No.:
ISIN No.:
Registered Holder: CEDE & CO.
BANCO MACRO S.A.
Banco Macro S.A. was organized as a corporation with limited liability (sociedad anónima) under the laws of Argentina for a term expiring on November 21, 2065 and was registered on November 21, 1966 under No. 1154, Book 2, Volume 75 of Sociedades Anónimas of the Public Registry of Commerce of the City of Buenos Aires, Argentina, and its registered domicile is Sarmiento 447, City of Buenos Aires, Argentina.
GLOBAL NOTE
representing
8.50% NOTES DUE 2017
          UNLESS (1) THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (2) ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND (3) ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF INTERESTS IN THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.
SERIES: 8.50% Notes Due 2017, Series 2
SPECIFIED CURRENCY: U.S. dollars
PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE: January 29, 2007
STATED MATURITY: February 1, 2017
ORIGINAL ISSUE DISCOUNT NOTE: YES ☐ NO ☑
FIXED RATE OF INTEREST: 8.50% per annum

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INTEREST COMMENCEMENT DATE: January 29, 2007
INTEREST PAYMENT DATES: February 1 and August 1 or each year, commencing on August 1, 2007
RECORD DATES: January 15 and July 15 of each year
          THE TERMS OF THE PRICING SUPPLEMENT ATTACHED HERETO ARE INCORPORATED BY REFERENCE HEREIN IN THEIR ENTIRETY.
          This Note is issued in accordance with the Indenture dated as of December 18, 2006, among Banco Macro S.A., as issuer (the “Bank”), HSBC Bank USA, National Association, as trustee (the “Trustee”), co-registrar, paying agent and transfer agent and HSBC Bank Argentina S.A., as registrar, paying agent, transfer agent and representative of the Trustee in Argentina (as amended or supplemented from time to time, the “Indenture”) and is subject to the Terms and Conditions set forth on reverse hereof (the “Terms and Conditions”) and the terms and conditions set forth in the attached Pricing Supplement dated January 23, 2007 (the “Pricing Supplement”). Such provisions shall for all purposes have the same effect as if set forth in this Note.
          A copy of the Indenture is on file and available for inspection at the Corporate Trust Office of the Trustee and at the office of the Registrar in the City of Buenos Aires and, if and for so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the EuroMTF, and such Exchange shall so require, at the office of the Paying Agent in Luxembourg, in each case as specified in the Indenture. The Holder of this Note is entitled to the benefit of, is bound by, and is deemed to have notice of, all the provisions of the Indenture applicable to it.
          This Note is a global security representing an issue of duly authorized Notes of the Bank issued and to be issued in one or more Series pursuant to the Indenture. This Note has been issued in the initial Principal Amount shown above (as adjusted from time to time on Schedule A hereto, the “Principal Amount”) and with the Specified Currency, Issue Date, Stated Maturity, redemption and other provisions specified above and in the Pricing Supplement, and bearing interest on said Principal Amount at the rate of interest specified in the Pricing Supplement.
          In the event of any conflict between the provisions stated herein or the provisions of the Terms and Conditions and the terms and conditions set forth in the Pricing Supplement, the terms and conditions in the Pricing Supplement will prevail. Terms used but not defined herein are used as defined in the Pricing Supplement or, if not defined therein, in the Indenture and the Terms and Conditions.
          The Bank, for value received, hereby promises to pay CEDE & CO., or its registered assigns, the Principal Amount stated above (as adjusted pursuant to Schedule A hereto) in the Specified Currency at the Stated Maturity specified above, unless earlier redeemed in accordance with the terms of the Pricing Supplement, and to pay interest from the Interest Commencement Date specified above (or from the most recent date to which interest has been paid or made available for payment) on the unpaid Principal Amount (and, to the extent lawful, on overdue principal, premium and interest) at the Fixed Rate of Interest per annum specified

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above on the Interest Payment Dates specified above and at Stated Maturity or any redemption date, until the principal hereof shall be paid or made available for payment.
          This Note is subject to redemption at the option of the Bank in accordance with the terms and conditions set forth in the Indenture and the Pricing Supplement.
          This Note is exchangeable in whole or in part for duly executed and issued Certificated Notes in the form set forth in the Indenture, with the applicable legends as marked thereon, only if such exchange complies with Section 2.10 of the Indenture. Interests in this Note are exchangeable or transferable in whole or in part for interests in a Regulation S Global Security of the same Series or an Unrestricted Global Security, only if such exchange or transfer complies with Section 2.10 of the Indenture.
          This Note is one of the Series designated above, which term shall mean each original issue of Notes and shall be deemed to include any other Notes in respect of such Series issued pursuant to the Indenture. These Notes, together with any other debt securities of the Bank issued under the Indenture (“Outstanding Notes”) are limited to an aggregate principal amount outstanding at any one time of US$400,000,000 or the equivalent thereof in one or more Specified Currencies. For purposes of the preceding sentence, the U.S. dollar equivalent of any Note or Outstanding Note denominated in a Specified Currency other than U.S. dollars will be determined on the basis of the Exchange Rate as set forth in the Indenture and the Terms and Conditions.
          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature of one of its authorized signatures, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
          This Note shall be governed by and construed in accordance with the laws of the State of New York; provided that all matters relating to the due authorization, execution, issuance and delivery of the Notes by the Bank, and matters relating to the legal requirements necessary in order for the Notes to qualify as “obligaciones negociables” under Argentine law, shall be governed by the Argentine Negotiable Obligations Law No. 23,576, as amended, together with Argentine Business Companies Law No. 19,550, as amended and other applicable Argentine laws and regulations.
          This Note does not qualify for the Argentine deposit insurance system established pursuant to Argentine Law No. 24,485, as amended, and does not benefit from the priority right granted to depositors pursuant to Article 49(d) and (e) of Argentine Law No. 21,526, as amended. This Note is not secured by any floating lien or special guarantee nor is this Note guaranteed by any other means or by any other entity.

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          IN WITNESS WHEREOF, Banco Macro S.A. has caused this Note to be duly executed.
Date:

BANCO MACRO S.A.
By:
Director

By:
Member of the Supervisory Committee

CERTIFICATE OF AUTHENTICATION
          This is one of the Notes referred to in the within-mentioned Indenture.

HSBC BANK USA, National Association, as Trustee
By:
Authorized Signatory

SCHEDULE A

Principal Amount of
	Certificated Notes or		Increase in Principal Amount
	other Global Notes		of this Note due to the exchange	Remaining
	issued in exchange	Principal Amount	or transfer of another Note	Principal	Notation made
	for or upon transfer of an	of this Note Redeemed	(or an interest therein) for	Amount of	on behalf of
Date	interest in this Note	or Repurchased	an interest in this Note	this Note	the Trustee by

REVERSE OF NOTE—TERMS AND CONDITIONS
IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS STATED HEREIN AND THE TERMS AND CONDITIONS SET FORTH IN A PRICING SUPPLEMENT, IF ANY, ATTACHED TO THIS NOTE, THE PROVISIONS OF THE PRICING SUPPLEMENT WILL PREVAIL.
General
     The Notes are to be issued under an Indenture, dated as of December 18, 2006 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Bank, HSBC Bank USA, National Association, as trustee (in such capacity, the “Trustee”), co-registrar (in such capacity, the “Co-Registrar”), principal paying agent (in such capacity, the “Principal Paying Agent,” and together with any other paying agents under the Indenture, the “Paying Agents”) and transfer agent (in such capacity, a “Transfer Agent”, and together with any other transfer agents under the Indenture, the “Transfer Agents”), and HSBC Bank Argentina S.A., as registrar (in such capacity, the “Registrar”), Paying Agent, Transfer agent and representative of the Trustee in Argentina (in such capacity, the “Representative of the Trustee in Argentina”).
     The following summaries of certain provisions of the Indenture and the Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Notes, including the definitions therein of certain terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.
     Notes may be issued from time to time in one or more Series under the Indenture. The Notes of all Series outstanding at any one time under the Program are limited to an aggregate amount of US$400,000,000 (or its equivalent in a Specified Currency). The particular terms of each issue of Notes, including, without limitation, the date of issue, issue price, currency of denomination and payment, maturity, interest rate or interest rate formula, if any, and, if applicable, redemption, repayment and index provisions, will be set forth for each such issue in the Notes and in the applicable Pricing Supplement. With respect to any particular Note, the description of the Notes herein is qualified in its entirety by reference to, and to the extent inconsistent therewith is superseded by, such Note and the applicable Pricing Supplement.
     The Notes will qualify as “obligaciones negociables” under the Negotiable Obligations Law and Joint Resolution No. 470-1738/2004 and will be entitled to the benefits set forth therein and subject to the procedural requirements thereof. The Notes will constitute direct, unconditional, unsecured and unsubordinated obligations of the Bank and will rank at all times pari passu in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Bank (other than obligations preferred by statute or by operation of law).
     Unless previously redeemed, a Note will mature on the date (the “Stated Maturity”) no less than 30 days from its date of issue as specified on the face thereof and in the applicable Pricing Supplement.

     Each Note may be denominated in any currency (a “Specified Currency”) as shall be specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, payments on each Note will be made in the applicable Specified Currency; provided, however, that in certain circumstances, as may be described in the applicable Pricing Supplement, payments on any such Note denominated in a currency other than U.S. dollars may, to the extent permitted by Argentine law, be made in U.S. dollars. See “—Payment of Principal and Interest” below.
     Each Note will bear interest, if any, at the interest rate or interest rate formula set forth in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, each Note may bear interest at a fixed rate (a “Fixed Rate Note”) or at a rate determined by reference to an interest rate basis or other interest rate formula (a “Floating Rate Note”) or may bear no interest (a “Zero Coupon Note”). See “Interest Rate” below.
     The Notes may also be issued with principal and/or interest payable, to the extent permitted by Argentine law, in one or more currencies different from the currency in which such Notes are denominated (“Dual Currency Notes”), or linked to an index and/or a formula (“Indexed Notes”). Dual Currency and Indexed Notes may be issued to bear interest on a fixed or floating rate basis or on a non-interest bearing basis or a combination of such bases, in which case provisions relating to Fixed Rate Notes, Floating Rate Notes, Zero Coupon Notes or a combination thereof, respectively, shall, where the context so admits, apply to such Dual Currency or Indexed Notes. References herein to Notes denominated in a Specified Currency shall, unless the context otherwise requires, include Dual Currency Notes payable in such Specified Currency.
     The Notes may be issued as Original Issue Discount Notes. An “Original Issue Discount Note” or “OID Note”, including any Zero Coupon Note, is a Note which is issued at a price lower than the principal amount thereof, and which provides that upon redemption or acceleration of the Stated Maturity thereof, the amount payable to the Holder of such Note will be determined in accordance with the terms of such Note, and will be an amount that is less than the amount payable on the Stated Maturity of such Note.
     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund and will not be redeemable prior to their Stated Maturity, except in the event of certain changes involving Argentine taxes.
     If specified in the applicable Pricing Supplement with respect to a Series of Notes, the Bank may from time to time, without the consent of Holders of Notes outstanding, create and issue additional Notes of such Series provided such additional Notes have the same terms and conditions as the Notes of that Series in all respects (except for the date of issue, the issue price, the applicable legends and, if applicable, the first payment of interest) and the additional Notes shall form a single Series with the previously outstanding Series of Notes.

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Interest Rate
     General
     Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note or Floating Rate Note (each as defined below) will bear interest from (and including) the issue date or such other date (the “Interest Commencement Date”) specified in the applicable Pricing Supplement or from the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Period (as each such term is defined below) is daily or weekly, from the day following the most recent Regular Record Date) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Stated Maturity or upon redemption or acceleration, as specified under “Payment of Principal and Interest” below.
     Each Note bearing interest will bear interest at either (a) a fixed rate or (b) a variable rate determined by reference to an interest rate basis (including LIBOR (a “LIBOR Note”), the Treasury Rate (a “Treasury Rate Note”) or such other interest rate basis as is set forth in the applicable Pricing Supplement), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier. The “Spread” is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note, and the “Spread Multiplier” is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. A Floating Rate Note may also have either or both of the following as specified in the applicable Pricing Supplement: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a “Maximum Rate”); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a “Minimum Rate”).
     “Index Maturity” means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.
     Fixed Rate Notes
     Fixed Rate Notes shall bear interest from (and including) the Interest Commencement Date specified in the applicable Pricing Supplement at the rate or rates per annum so specified (the “Fixed Rate(s) of Interest”) payable in arrears on the Interest Payment Date(s) in each year and on the Stated Maturity or upon redemption or acceleration. The first payment of interest will be made on the Interest Payment Date next following the Interest Commencement Date and, if the period from the Interest Commencement Date to the Interest Payment Date differs from the period between subsequent Interest Payment Dates, will equal the “Initial Broken Amount” specified in the applicable Pricing Supplement. If the Stated Maturity is not an Interest Payment Date, interest from and including the preceding Interest Payment Date (or the Interest Commencement Date, as the case may be) to (but excluding) the Stated Maturity will equal the “Final Broken Amount” specified in the applicable Pricing Supplement.

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     Floating Rate Notes
     General. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the “Interest Rate Basis”) for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) LIBOR, in which case such Note will be a LIBOR Note: (b) the Treasury Rate, in which case such Note will be a Treasury Rate Note; or (c) such other interest rate basis as is set forth in such Pricing Supplement. The Pricing Supplement for a Floating Rate Note will also specify, if applicable, the Calculation Agent, the Index Maturity, the Spread and/or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Regular Record Dates and the Initial Interest Rate, the Interest Payment Dates, the Calculation Dates, the Interest Determination Dates, the Interest Reset Period and the Interest Reset Dates (each as defined below) with respect to such Note.
     The rate of interest on each Floating Rate Note will be reset and become effective daily, weekly, monthly, quarterly, semi-annually or annually or otherwise, as specified in the applicable Pricing Supplement (each an “Interest Reset Period”); provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate as set forth in the applicable Pricing Supplement (the “Initial Interest Rate”) and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Stated Maturity of a Note will be that in effect on the tenth day preceding such Stated Maturity. The dates on which the rate of interest will be reset (each an “Interest Reset Date”) will be specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.
     Unless otherwise specified in the applicable Pricing Supplement, “Interest Determination Dates” will be as set forth below. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the “LIBOR Interest Determination Date”) will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the “Treasury Interest Determination Date”) will be the day of the week in which such Interest Reset Date falls and on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.
     All percentages resulting from any calculations referred to in the applicable Pricing Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or

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.09876545) being rounded to 9.87655% (or .0987655)), and all Specified Currency amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent rounded upward) or nearest equivalent in Specified Currencies other than U.S. dollars.
     In addition to any Maximum Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum interest rate permitted by applicable law.
     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent’s determination of any interest rate will be final and binding in the absence of manifest error.
     The Calculation Agent will cause notice of the rate of interest and the amount of interest for each interest period and the relevant Interest Payment Date to be given to the Bank and the Trustee as soon as possible after their determination but in no event later than the fourth Business Day thereafter and, in the case of Notes listed on the Luxembourg Stock Exchange for trading on the EuroMTF, no later than the first day of the relevant Interest Reset Period. Such notice will be in accordance with the provisions of the Notes relating to notices to Holders of Notes. The amount of interest and the Interest Payment Date may subsequently be amended (or appropriate alternative arrangements as may be made by way of adjustment) without notice in the event of an extension or shortening of the Interest Reset Period.
     The manner in which the interest rate for any Floating Rate Note that is not a LIBOR Note or a Treasury Rate Note will be determined as set forth in the applicable Pricing Supplement.
     LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, subject to the Maximum Rate or the Minimum Rate, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.
     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions. On the relevant LIBOR Interest Determination Date, LIBOR will be determined on the basis of either of the following, as specified in the applicable Pricing Supplement:
     (a) the offered rates for deposits in the Specified Currency having the specified Index Maturity, commencing on the next succeeding Interest Reset Date, which appear on the display designated as page “LIBOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks for deposits in the Specified Currency) (“Reuters Screen LIBOR Page”) as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If at least two such offered rates appear on the Reuters Screen LIBOR Page,

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LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below; or
     (b) the offered rates for deposits in the Specified Currency having the specified Index Maturity, commencing on the next succeeding Interest Reset Date, which appear on the display designated as Page 3740 or Page 3750, as applicable, on the Dow Jones Telerate Service (or such other page as may replace any such page on that service for the purpose of displaying London interbank offered rates of major banks for deposits in the Specified Currency) (each a “Telerate Page”) as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If no such offered rate appears, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below.
     If neither “Reuters Screen LIBOR Page” nor a “Telerate Page” is specified in the applicable Pricing Supplement, LIBOR will be determined as if a Telerate Page had been so specified.
     With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBOR Page as described in (i)(a) above, or on which no rate appears on Telerate Page 3740 or 3750, as the case may be, as described in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in the Specified Currency having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Bank) commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than US$1,000,000 (or its approximate equivalent in a Specified Currency other than U.S. dollars) that in the Bank’s judgment is representative for a single transaction in such market at such time (a “Representative Amount”). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in New York City, selected by the Calculation Agent (after consultation with the Bank), for loans in the Specified Currency to leading European banks having the specified Index Maturity commencing on the Interest Reset Date and in a Representative Amount; provided however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be LIBOR in effect on such LIBOR Interest Determination Date.
     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, subject to the Maximum Rate or Minimum Rate, if any) and will be payable on the dates specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable

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Pricing Supplement, the “Calculation Date” with respect to a Treasury Interest Determination Date will be the tenth day after such Treasury Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.
     Unless otherwise indicated in the applicable Pricing Supplement, “Treasury Rate” means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable Pricing Supplement, as such rate appears on the display on Moneyline Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page) or page 57 (or any other page as may replace such page), under the heading “INVESTMENT RATE.” In the event that such rate does not appear by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the Treasury Rate for such Interest Reset Date shall be the rate on such date as published in H.15 Daily Update under the heading “U.S. government securities—Treasury bills—Auction high.” In the event that the foregoing rates do not so appear or are not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the Treasury Rate for such Interest Reset Date shall be the “Investment Rate” (expressed as a bond equivalent yield, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as announced by the United States Department of the Treasury for the auction held on such Treasury Interest Determination Date, currently available on the worldwide web at: http://www.publicdebt.treas.gov/AI/OFBills. In the event that the results of the auction of Treasury Bills having the Index Maturity specified in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held on such Treasury Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be the rate for such Treasury Interest Determination Date for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity (expressed as a bond equivalent yield, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as published in H.15(519), under the heading “U.S. government securities—Treasury bills (secondary market).” In the event that the foregoing rates do not so appear or are not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the Treasury Rate for such Interest Reset Date shall be the rate for such Treasury Interest Determination Date for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity, as published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate, under the heading “U.S. government securities—Treasury bills (secondary market).” In the event that the foregoing rates do not so appear or are not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent yield, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, at approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, quoted by three leading primary United States government securities dealers selected by the Calculation Agent with the Bank’s approval (such approval not to be unreasonably withheld) for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided that if the dealers selected as aforesaid by the Calculation Agent with the Bank’s approval (such approval not to be unreasonably withheld) are not quoting as mentioned in this sentence, the Treasury Rate for such

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Interest Reset Date shall be the Treasury Rate in effect on such Treasury Interest Determination Date.
     Payment of Principal and Interest
     General
     Interest (and principal, if any, payable other than at Stated Maturity or upon acceleration or redemption) shall be paid in immediately available funds to the Person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date notwithstanding the cancellation of such Notes upon any transfer or exchange thereof subsequent to such Regular Record Date and prior to such Interest Payment Date; provided, however, that interest payable at Stated Maturity or upon acceleration or redemption shall be paid to the Person to whom principal will be payable; provided, further, that if and to the extent the Bank defaults in the payment of the interest, including any Additional Amounts, due on such Interest Payment Date, such defaulted interest, including any Additional Amounts, shall be paid to the Person in whose names such Notes are registered at the end of a subsequent record date established by the Bank by notice given by mail by or on behalf of the Bank to the Holders of the Notes not less than 15 days preceding such special record date, such record date to be not less than 15 days preceding the date of payment in respect of such defaulted interest. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date shall be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner at the close of business on such next succeeding Regular Record Date.
     Payments of the principal of and any premium, interest, Additional Amounts and other amounts on or in respect of any Note at Stated Maturity or upon acceleration or redemption shall be made to the registered Holder on such date in immediately available funds upon surrender of such Note at the Corporate Trust Office or at the specified office of any other Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of the principal of and any premium, interest, Additional Amounts and other amounts on or in respect of Notes to be made other than at Stated Maturity or upon redemption shall be made by check mailed on or before the due date for such payments to the address of the Person entitled thereto as it appears in the Register; provided that (a) DTC and the Common Depositary, as Holder of the Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds, (b) a Holder of US$1,000,000 (or the approximate equivalent thereof in a Specified Currency other than U.S. dollars) in aggregate principal or face amount of Notes of the same Series shall be entitled to receive payments of interest by wire transfer of immediately available funds to an account maintained by such Holder at a bank located in the United States as may have been appropriately designated by such Holder to the Trustee in writing no later than 15 days prior to the date such payment is due and (c) to the extent that the Holder of a Note issued and denominated in a Specified Currency other than U.S. dollars elects to receive payment of the principal of and any premiums, interest, Additional Amounts and other amounts on or in respect of such Note at Stated Maturity or upon redemption in such Specified Currency, such payment, except in circumstances described in the applicable Pricing Supplement, shall be made by wire transfer of immediately available funds to an account specified in writing not less than 15 days

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prior to the date such payment is due by the Holder to the Trustee. Unless such designation is revoked, any such designation made by such Holder with respect to such Notes shall remain in effect with respect to any future payments with respect to such Notes payable to such Holder
     Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on any such Note is payable, will include interest accrued to but excluding the day following the next preceding Regular Record Date.
     With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the principal or face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.
     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be calculated on the basis of a 360-day year consisting of twelve months of 30 days each and, in the case of an incomplete month, the number of days elapsed.
     Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date (other than the Stated Maturity) for any Floating Rate Note would otherwise be a day that is not a Business Day in the relevant locations specified in the Pricing Supplement and the place of payment, such Interest Payment Date shall be the next Business Day succeeding such Business Day (except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next Business Day preceding such Business Day). If the Stated Maturity for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day which is not a Business Day in the relevant locations specified in the Pricing Supplement and the place of payment, payment of principal (and premium, if any) and interest with respect to such Note will be made on the next succeeding Business Day in the place of payment with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date.
     Specified Currency Other Than Dollars
     If any Note is to be denominated in a Specified Currency other than U.S. dollars, certain provisions with respect thereto will be set forth in the applicable Pricing Supplement, which will specify the foreign currency or currency unit in which the principal or any premium or interest with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination.

9

     If the Bank offers Indexed Notes or Dual Currency Notes, the applicable Pricing Supplement and such Indexed Notes or Dual Currency Notes will set forth the method by and the terms on which the amount of principal (payable on or prior to Stated Maturity), interest and/or any premium, will be determined, any additional tax consequences to the Holder of such Note, a description of certain risks associated with investment in such Note and other information relating to such Note.
     Unless otherwise specified in the terms of a Series of Notes, Notes denominated in a Specified Currency other than U.S. dollars will provide that, in the event of an official redenomination of the currency, the obligations of the Bank with respect to payments on such Notes shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of the redenominated currency representing the amount of such obligations immediately before such redenomination.
     If the principal of or any premium, interest, Additional Amounts or other amounts on any note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the Bank’s control, or is no longer used by the government of the country issuing such currency or for settlement of transactions by public institutions of or within the international banking community, then the Bank, until such currency is again available or so use, will be entitled, to the extent permitted by Argentine law, to satisfy its obligations to the Holder of such Notes by making such payment in U.S. dollars at the Exchange Rate for the Payment Date. The making of any payment in respect of any Note in U.S. dollars under the foregoing circumstances shall not constitute an Event of Default under such Note.
     Payments of the principal, interest, Additional Amounts or other amounts to Holders of a note denominated in a Specified Currency other than U.S. dollars who hold the Note through DTC will, to the extent permitted by Argentine law, be made in U.S. dollars. However, any DTC Holder of a Note denominated in a Specified Currency other than U.S. dollars may elect to receive payments by wire transfer in the Specified Currency other than U.S. dollars by delivering a written notice to the DTC participant through which it holds its beneficial interest, not later than the Regular Record Date, in the case of an interest payment, or at least 15 calendar days before the Stated Maturity, specifying wire transfer instructions to an account denominated in the Specified Currency. The DTC participant must notify DTC of the election and wire transfer instructions on or before the twelfth Business Day before the applicable payment of the principal.
     If so specified in a the applicable Pricing Supplement, payments of principal, interest, Additional Amounts or other amounts on or in respect of any Note denominated in a Specified Currency other than U.S. dollars shall, to the extent permitted by Argentine law, be made in U.S. dollars, calculated at the Exchange Rate for the Payment Date, if the Holder of such Note on the relevant Regular Record Date or at Stated Maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Trustee and the applicable Paying Agent on or prior to such Regular Record Date or the date that is 15 days prior to the Stated Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by facsimile transmission. Any such request made with respect to any Note by a Holder will remain in effect with respect to any further payments of principal, interest, Additional Amounts or other amounts

10

on or in respect of such Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date that is 15 days prior to the Stated Maturity, as the case may be. Holders of notes denominated in a Specified Currency other than U.S. dollars that are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.
     The U.S. dollar amount to be received by a Holder of a Note denominated in a Specified Currency other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the Exchange Rate, on the second Business Day next preceding the applicable Payment Date. If Exchange Rate quotations are not available on the second Business Day preceding the date of payment of principal, interest, Additional Amounts or other amounts with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any Note denominated in a Specified Currency other than U.S. dollars will be borne by the Holder thereof by deductions from payment of the currency exchange being effected on behalf of the Holder by the Exchange Rate Agent.
          Unless otherwise specified in the applicable Pricing Supplement, (i) a Note denominated in Euro may only be presented for payment on a day on which the TARGET system is operating and (ii) if interest is required to be calculated for a period of less than one year, unless otherwise specified in the applicable Pricing Supplement, it will be calculated on the basis of the actual number of days elapsed divided by 365 (or, if any of the days elapsed fall in a leap year, the sum of (A) the number of those days falling in a leap year divided by 366 and (B) the number of those days falling in a non-leap year divided by 365).

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PRICING SUPPLEMENT NO. 2
(TO OFFERING CIRCULAR DATED OCTOBER 24, 2006)
US$150,000,000
BANCO MACRO S.A.
(incorporated in the Republic of Argentina)
8.50% Notes Due 2017, Series 2
     This Pricing Supplement relates to a series of notes to be issued under our global medium-term note program for the issuance of notes in one or more series up to an aggregate principal amount at any time outstanding of US$400,000,000. This Pricing Supplement is supplementary to, and should be read in conjunction with, the Offering Circular dated October 24, 2006 relating to our global medium-term note program. To the extent that information contained in this Pricing Supplement is not consistent with the Offering Circular, this Pricing Supplement will be deemed to supersede the Offering Circular with respect to the notes offered hereby.
     We are offering US$150,000,000 of our 8.50% Notes Due 2017, which we refer to as the “Notes.” The Notes will mature on February 1, 2017. The notes will bear interest at a rate of 8.50% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2007.
     We may redeem the Notes at our option, in whole or in part, at any time and from time to time, by paying the greater of the principal amount of the notes and the “make-whole” amount, plus, in each case, accrued and unpaid interest and any Additional Amounts. We may also redeem the Notes, in whole but not in part, at any time in the event of certain changes affecting Argentine taxes at a price equal to 100% of the principal amount plus accrued and unpaid interest and any Additional Amounts.
     The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations and will rank at all times pari passu in right of payment with all our other existing and future unsecured and unsubordinated indebtedness (other than obligations preferred by statute or by operation of law).
     We have applied to have the Notes listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange. We have also applied to have the Notes listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires or “BASE”). We expect that the notes will be eligible for trading on the PORTAL Market and on the Mercado Abierto Electrónico S.A.
     We have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement with respect to the Notes with the U.S. Securities and Exchange Commission (the “SEC”).
     Investing in the Notes involves risks. See “Risk Factors” commencing on pages I-5 and II-10 of the Offering Circular.
Price: 100.00%
plus accrued interest, if any, from January 29, 2007
     Delivery of the Notes in book-entry form will be made on or about January 29, 2007.
     The Notes will qualify as non-convertible obligaciones negociables under Argentine Law No. 23,576 of Argentina, as amended (the “Negotiable Obligations Law”), and Joint Resolution No. 470-1738/2004 (“Joint Resolution 470-1738/2004”) issued by the Argentine securities commission (Comisión Nacional de Valores or “CNV”) and the Argentine tax authority (Administración Federal de Ingresos Públicos), and will be entitled to the benefits set forth in, and subject to the procedural requirements of, such law, resolution and Argentine Decree No. 677/2001.
     The Notes will not qualify for the Argentine deposit insurance system established pursuant to Argentine Law No. 24,485, as amended, and will not benefit from the priority right granted to depositors pursuant to Article 49(d) and (e) of Argentine Law No. 21,526, as amended (the “Financial Institutions Law”). The Notes will not be secured by any floating lien or special guarantee nor will the Notes be guaranteed by any other means or by any other entity.
     The offering of Notes under our global medium-term program has been authorized by the CNV pursuant to Resolution No.15,480, dated September 28, 2006. The CNV authorization means only that the information requirements of the CNV have been satisfied. The CNV has not rendered any opinion in respect of the accuracy of the information contained in this Pricing Supplement or in the Offering Circular.
     The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes may not be offered or sold within the U.S. or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Because the Notes have not been registered, they are subject to the restrictions on resales and transfers described under “Transfer Restrictions” in the Offering Circular.
Sole Book-Running Manager
Credit Suisse
Co-Manager
Raymond James
The date of this Pricing Supplement is January 23, 2007

     Unless otherwise defined herein, capitalized terms used in this Pricing Supplement shall have the meanings given to them in the Offering Circular. In this Pricing Supplement, unless the context requires otherwise, references to “we,” “our,” “us” or “the bank” mean Banco Macro S.A. and its consolidated subsidiaries.
     We have translated some of the peso amounts contained in this Pricing Supplement into U.S. dollars for convenience purposes only. The rate used to translate such amounts was Ps.3.1043 to US$1.00, which was the Tipo de Cambio Referencia, or reference exchange rate, reported by the Central Bank for U.S. dollars for September 30, 2006. The Federal Reserve Bank of New York does not report a noon buying rate for pesos. The U.S. dollar equivalent information presented in this Pricing Supplement is provided solely for the convenience of investors and should not be construed as implying that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rates” in the Offering Circular for more detailed information regarding the translation of pesos into U.S. dollars.
     The information provided in this Pricing Supplement or in the Offering Circular that relates to the Republic of Argentina (“Argentina”) and its economy is based upon publicly available information, and we do not make any representation or warranty with respect thereto. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the Notes.
     You should rely only on the information contained in this Pricing Supplement and the Offering Circular. We have not, and the dealers have not, authorized anyone to provide you with information that is different from the information contained in this Pricing Supplement and the Offering Circular. The information in this Pricing Supplement and the Offering Circular is accurate only as of the date of this Pricing Supplement.
     In making your decision whether to invest in the Notes, you must rely on your own examination of us and the terms of the offering, including the merits and risks involved. You should not construe the contents of this Pricing Supplement or the Offering Circular as legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor.
     The distribution of this Pricing Supplement and the Offering Circular, or any part thereof, and the offering, sale and delivery of the Notes in certain jurisdictions may be restricted by law. We and the dealers require persons into whose possession this Pricing Supplement and/or the Offering Circular come to become familiar with and to observe such restrictions. This Pricing Supplement and the Offering Circular do not constitute an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation nor do this Pricing Supplement and the Offering Circular constitute an invitation to subscribe for or purchase any Notes. For a description of restrictions on offers, sales and deliveries of the Notes and on the distribution of this Pricing Supplement and the Offering Circular, see “Transfer Restrictions” and “Plan of Distribution” in the Offering Circular and “Plan of Distribution” in this Pricing Supplement.

     FOR PURCHASES MADE IN ARGENTINA: NON-BINDING EXPRESSIONS OF INTEREST IN CONNECTION WITH THE PURCHASE OF THE NOTES MAY BE MADE TO THE DEALERS DURING THE PERIOD OF NINE (9) DAYS, OR THE “SOLICITATION PERIOD,” COMMENCING ON THE DATE OF PUBLICATION OF THE PRICING SUPPLEMENT IN SPANISH IN THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN (UNLESS SUCH PERIOD IS EXTENDED BY US, AND NOTICE OF SUCH EXTENSION IS PROVIDED THROUGH THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN AND PUBLISHED IN AN ARGENTINE NEWSPAPER OF GENERAL CIRCULATION PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD). ONCE THE ISSUE PRICE AND THE INTEREST RATE FOR THE NOTES HAVE BEEN DETERMINED ON THE PRICING DATE (AS DEFINED BELOW), A NOTICE WILL BE PUBLISHED IN THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN AND INVESTORS WILL BE ABLE TO CONFIRM, DURING THE BUSINESS DAY (IN BUENOS AIRES) FOLLOWING THE DAY OF PUBLICATION OF SUCH NOTICE, ANY NON-BINDING EXPRESSIONS OF INTEREST PLACED DURING THE SOLICITATION PERIOD. “PRICING DATE” MEANS THE LAST BUSINESS DAY (IN BUENOS AIRES) IN THE SOLICITATION PERIOD. BOTH THE ISSUE PRICE AND THE INTEREST RATE FOR THE NOTES WILL BE DETERMINED BY THE DEALERS TOGETHER WITH US.

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TABLE OF CONTENTS
Pricing Supplement

Offering Circular

PLACEMENT EFFORTS AND ALLOCATION PROCESS
Placement Efforts
     We and the dealers named in this Pricing Supplement plan to undertake a series of marketing and placement efforts to place the Notes in an oferta pública under the Negotiable Obligations Law and Joint Resolution 470-1738/2004. Accordingly, we and the dealers will offer the Notes to the public in Argentina and outside Argentina to a broad group of institutional investors, including in the United States to qualified institutional buyers in reliance on Rule 144A of the Securities Act. Notwithstanding the foregoing or anything to the contrary contained in this Pricing Supplement or the Offering Circular, the Notes will be offered outside of Argentina only in private offerings in accordance with the laws of the applicable jurisdictions. See “Plan of Distribution” in the Offering Circular and in this Pricing Supplement.
     The placement efforts will consist of a variety of marketing methods, which we expect to include the following:
➢	a road show in Argentina in which potential institutional investors will be invited to participate;

➢	a global conference call where potential institutional investors, including Argentine investors, will have the opportunity to ask questions of the bank’s management;

➢	an “electronic road show,” an audio/visual presentation through the Internet which allows potential institutional investors to have access to our road show presentation;

➢	the bank’s management will also be available to potential institutional investors in Argentina, via:
(i)	one-on-one conference calls;

(ii)	one-on-one meetings; and

(iii)	group meetings;
➢	distribution (in hard copy and/or electronically) of the preliminary and final Pricing Supplement and Offering Circular relating to the Notes and the global medium-term note program, in Spanish in Argentina and in substantially identical offering documents in English in countries outside of Argentina;

➢	making available to potential Argentine investors, upon request, at our offices copies of the Pricing Supplement and Offering Circular referred to above, and designating a contact person to respond to investor inquiries; and

➢	compliance with the local communication and publication requirements of the CNV for a public offering in Argentina.
Allocation Process
     The criteria for allocating the Notes among those investors who have placed orders with the dealers with a price indication that is below or equal to the final pricing accepted by us will be primarily based on such investors’ interest in understanding our credit profile and their intention of maintaining a long-term position in the Notes. The rationale for these criteria is that the secondary market price of the Notes will benefit from a stable, credit-oriented base of long-term holders, thereby creating a benchmark for our debt and facilitating our future access to the international capital markets.
     In the event that the Notes are over-subscribed, we expect that the Notes will be sold principally to Argentine and international institutional investors as well as to private and retail banking accounts in Argentina and, as permitted by applicable law, elsewhere outside of Argentina, in particular, pension funds, insurance companies, brokerage firms, money managers and private banking and retail accounts. Subject to compliance with applicable laws, and the criteria set forth in this Pricing Supplement and the Offering Circular, substantially all investors who place orders with a price indication below or equal to the final pricing for the Notes accepted by us will receive a portion of Notes offered.
     The criteria for allocating the Notes among investors with similar characteristics will be based on the size of the investor’s order, the aggressiveness of its price indication during the book-building process, its interest in our credit profile throughout the marketing period and its history in supporting transactions from Latin American issuers.
     In addition, interested investors may be required to furnish to the dealers all information and documentation required to be filed by such investors, or which may otherwise be requested by the dealers, for compliance with criminal and other laws and regulations relating to the laundering of assets, including the capital market rules for the prevention of the laundering of assets issued by the Argentine Unidad de Información Financiera and similar rules established by the CNV and/or the Banco Central de la República Argentina (the “Central Bank”). We and the dealers reserve the right to reject any investor order if we or the dealers believe that such laws and regulations have not been fully complied with to our satisfaction.

SUMMARY
Banco Macro S.A.
     We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide standard banking products and services to a nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small- and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area, which we believe offer significant opportunity for continued growth in our banking business. According to the Central Bank, as of September 30, 2006, we were ranked fourth in terms of deposits and second in terms of equity among private-sector banks. As of September 30, 2006, on a consolidated basis, we had:
➢	Ps.13,578 million (US$4,374 million) in total assets;

➢	Ps.5,200 million (US$1,675 million) in gross private sector loans;

➢	Ps.9,688 million (US$3,121 million) in total deposits;

➢	approximately 1,527,000 retail customers and 10,400 corporate customers (without including the recently acquired Nuevo Banco Bisel S.A.); and

➢	approximately 602,500 employee payroll accounts for corporate customers and provincial governments (without including the recently acquired Nuevo Banco Bisel S.A.).
     Our consolidated net income for the year ended December 31, 2005 was Ps.262.7 million (US$85 million) representing a return on average equity of 19.7% and a return on average assets of 2.8%. Our consolidated net income for the nine months ended September 30, 2006 was Ps.277.2 million (US$89.3 million) representing an annualized return on average equity of 21.0% and an annualized return on average assets of 2.8%.
     In general, given the relatively low level of banking intermediation in Argentina currently, there are limited products and services being offered. We are focusing on the overall growth of our loan portfolio by expanding our customer base and encouraging them to make use of our lending products. We have a holistic approach to our banking business; we do not manage the bank by segments or divisions or by customer categories, by products and services, by regions, or by any other segmentation for the purpose of allocating resources and assessing profitability. We have savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services available to our individual customers and small- and medium-sized businesses through our branch network. We also offer Plan Sueldo payroll services, lending, corporate credit cards, mortgage finance, transaction processing and foreign exchange. In addition, our Plan Sueldo payroll processing services for private companies and the public sector give us a large and stable customer deposit base.
     We emerged from the economic crisis of 2001 and 2002 as a stronger and larger bank. In January 2002, in the midst of the crisis, Banco Macro S.A., our predecessor, acquired a controlling interest in Banco Bansud S.A. The acquisition tripled the size of our bank, as measured by assets, and expanded our geographic presence from the northern provinces of Argentina to the southern provinces. In December 2004, during the recovery period of the Argentine economy, we completed the acquisition of Nuevo Banco Suquía S.A. (“Nuevo Banco Suquía”), the leading bank in the central provinces of Argentina, thereby becoming the private sector bank with the country’s most extensive branch network. The Nuevo Banco Suquía transaction increased our assets by 41% and our number of branches by 67%. Beginning at the end of 2002 and during the recovery years, we also experienced organic growth as our business in the provinces of Argentina suffered lower levels of volatility than our principal competitors in the Buenos Aires metropolitan area. In November 2005, a portion of the assets, including seven branches and the headquarters, and liabilities of Banco Empresario de Tucumán S.A. were transferred to us. In May 2006, we completed the acquisition of Banco del Tucumán S.A. As a result of these transactions in Tucumán, we increased our branch network by 34 branches, or 14%. More recently, in August 2006, we completed the acquisition of Nuevo Banco Bisel S.A. (“Nuevo Banco Bisel”), which added 158 branches, or 56%, to our branch network.

The Argentine economic recovery
     We believe that the ongoing recovery of the Argentine economy from the severe crisis of 2001 and 2002, together with the stabilizing business environment, presents a growth opportunity for the banking industry. We believe that Argentine banks in a comparatively stronger financial condition should have a competitive advantage in benefiting from this recovery. Argentina’s gross domestic product, or GDP, grew 8.8% in 2003, 9.0% in 2004 and 9.2% in 2005 after declines of 4.4% in 2001 and 10.9% in 2002. Although there are numerous risks that may result in lower than expected economic performance, the Central Bank’s survey of independent forecasting firms as of 2006 indicates a consensus GDP growth estimate of 8.5% for 2006 and 7.0% for 2007. In June 2005, the government partially restructured its public debt, further improving the Argentine business environment, and in January 2006, Argentina paid off all outstanding amounts owing to the International Monetary Fund, or IMF. Following completion of its debt restructuring, Argentina’s risk profile has improved substantially as measured by the spread over comparable U.S. Treasuries.
     In this context, the financial system is regaining depositors’ and borrowers’ confidence, while benefiting from improved conditions and favorable growth opportunities and increasing demand for financial services and products. For example, the ratio of 12-month average total deposits as a percentage of annual average GDP was 30.3% for 2000. This ratio reached its lowest level of 22.8% in 2003, before recovering to 24.0% in 2005. The annual average nominal interest rates on 30-day time deposits of less than Ps.100,000 was 3.4% for 2005, compared to 8.7% in 2001. Average loans by Argentine banks to the private sector, as a percentage of GDP, were only 9.0% in 2005, compared to 24.3% in 1999, and 31.2% for Brazil, 67.3% for Chile, 23.8% for Colombia and 10.1% for Mexico in 2005. We believe this low ratio demonstrates an opportunity for credit expansion as credit demand continues to increase.
Our competitive strengths
     We believe we are well positioned to benefit from the opportunities created by the improving economic and business environment in Argentina. Our competitive strengths include the following:
➢	Strong financial position and consistent profitability. We believe we have emerged from the economic crisis as one of the strongest banks in Argentina, as measured by profitability and balance sheet strength.
➢	As of September 30, 2006, we have achieved profitability for the last 19 consecutive quarters, the only bank in Argentina to do so, with a return on average equity of 21.1%, 16.4%, 19.7% and 21.0% for 2003, 2004, 2005 and on an annualized basis for the nine months ended September 30, 2006, compared to –23.6%, –3.0%, 7.5% and 12.0% (for the twelve months ended August 31, 2006), respectively, for the Argentine banking system as a whole.

➢	Our shareholders’ equity at December 31, 2005 and September 30, 2006, as calculated under Central Bank Rules, was Ps.1,490 million and Ps.2,168 million, respectively, and our shareholders’ equity under U.S. GAAP at December 31, 2005 was Ps.1,191.7 million.
➢	Strong presence in fast-growing target customer market. We have achieved a leading position with low- and middle-income individuals and among small- and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area, which have been relatively underserved by the banking system. As of December 31, 2005, loans for less than Ps.20,000 accounted for 31% of total private sector loans, almost double the corresponding percentage for the financial system as a whole (18%). Based on our experience, this target market offers significant growth opportunities and a stable base of depositors.

➢	High exposure to export-led growth. Given the geographical location of the customers we target, we have acquired banks with a large number of branches outside of the Buenos Aires metropolitan area with the aim of completing our national coverage. Therefore, we are currently the leading bank in the Argentine provinces of Salta, Jujuy, Tucumán and Misiones and one of the leading banks in Córdoba, Santa Fe, Mendoza, Entre Ríos, Río Negro, Chubut and Neuquén, based on the number of branches. Most of these provinces engage in economic activities primarily concentrated in areas such as agriculture, mining, cargo transportation, edible oils, ranching and tourism, which have been benefiting from the export-driven growth in the Argentine economy as a result of the devaluation of the peso.

➢	Largest private-sector branch network in Argentina. With 437 branches (including the 158 branches acquired through our purchase of Nuevo Banco Bisel in August 2006), we have the most extensive branch network among private-sector banks in Argentina. We consider our branch network to be our key distribution channel for marketing our products and services to our entire customer base with a personalized approach. In line with our strategy, approximately 92% of these branches are located outside of the Buenos Aires metropolitan area, whereas approximately 65% of the total branches for the Argentine financial system as a whole are located outside this area, which we believe better positions us to focus on our target market.

➢	Loyal customer base. We have a loyal customer base, as evidenced in part by the quick recovery of our deposit base after the crisis. While our total deposits increased 51% during the twelve months up to April 2003, the end of the freeze on deposits, or corralón, deposits in the Argentine banking system as a whole grew by only 11% during that period. We believe that our customers are loyal to us due to our presence in traditionally underserved markets and to our Plan Sueldo payroll services. We have benefited from Argentine regulations that require all employees to maintain Plan Sueldo accounts for the direct deposit of their wages. In addition, we emphasize face-to-face relationships with our customers and offer them personalized advice.

➢	Exclusive financial agent for four Argentine provinces. We perform financial agency services for the governments of the provinces of Salta, Jujuy, Misiones and Tucumán in northern Argentina. As a result, each provincial government’s bank accounts are held in our bank and we provide all their employees with Plan Sueldo accounts, giving us access to substantial low cost funding and a large number of loyal customers.

➢	Strong and experienced management team and committed shareholders. We are led by a committed group of shareholders who have transformed our bank from a small wholesale bank to one of the strongest and largest banks in Argentina. Jorge Horacio Brito and Delfín Jorge Ezequiel Carballo, our controlling shareholders, have active senior executive roles in our management and each possesses more than 20 years of experience in the banking industry.
Our strategy
     We believe that the ongoing recovery of the Argentine economy, increasing penetration of banking services and a return of bank lending to the private sector, offer significant opportunities for us to further expand our business. In particular, we believe that the increase in fixed asset investment in 2005 and 2006 is setting the stage for the recovery of the long-term loan market, following the growth of the short-term credit market. As the economy has grown, we are offering new products, such as floating rate loans and leasing, designed to meet the needs of a growing economy emerging from crisis and moving towards stability. Our strengths position us to better participate in this growth, which we believe will be stronger in our target market of low- and middle-income individuals and small- and medium-sized businesses and in the provinces outside the Buenos Aires metropolitan area, where we have a leading presence.
     Our goal is to promote the overall growth of the bank by increasing our customer base, expanding our loan portfolio and generating more fee income from transactional services. We achieve this goal by managing the bank on a holistic basis, focusing our growth strategy on the marketing and promotion of our standard banking products and services. We have pursued our growth strategy by acquiring banks throughout Argentina, which has enabled us to significantly expand our branch network and customer base. We make acquisition decisions in the context of our long-term strategy of focusing on low- and middle-income individuals and small- and medium-sized businesses and to complete our national coverage of Argentina, especially in provinces outside of the Buenos Aires metropolitan area. We have taken advantage of the opportunities presented by the Argentine financial system after the crisis, in particular, its consolidation, to move into new locations by acquiring banks or absorbing branches from banks liquidated by the Central Bank. Since the crisis, our growth has been fueled by these acquisitions as well as organic growth, without the need to open or move branches.

     We intend to continue enhancing our position as a leading Argentine bank by taking advantage of the ongoing recovery of Argentina and its financial system, which we believe will increase value to our shareholders and our competitiveness. The key elements of our strategy include:
➢	Focus on underserved markets with strong growth potential. We intend to continue focusing on both low- and middle-income individuals and small- and medium-sized businesses, most of which have traditionally been underserved by the Argentine banking system and are generally located outside of the Buenos Aires metropolitan area, where competition is relatively weaker and where we have achieved a leading presence. We believe that these markets offer attractive opportunities given the low penetration of banking services and limited competition. We believe the provinces outside of the Buenos Aires metropolitan area that we serve are likely to grow faster than the Argentine economy as a whole because their export-driven economies have benefited from the devaluation of the peso and higher prices for agricultural products and commodities.

➢	Further expand our customer base. We intend to continue growing our customer base, which is essential to increasing interest and fee-based revenues. To attract new customers we intend to:
➢	Utilize our extensive branch network. We intend to utilize our extensive branch network, which we consider our key distribution channel, to market our products and services to our entire customer base. We utilize a personalized approach to attract new customers by providing convenient and personalized banking services close to their homes and facilities.

➢	Offer medium- and long-term credit. We intend to capitalize on the increased demand for long-term credit that we believe will accompany the expected continued economic growth in Argentina. We intend to use our strong liquidity and our capital base to offer a more readily available range of medium- and long-term credit products than our competitors.

➢	Expand Plan Sueldo payroll services. We will continue to actively market our Plan Sueldo payroll services, emphasizing the benefits of our extensive network for companies with nationwide or regional needs.

➢	Expand our financial agency services to new provinces. We intend to take advantage of our experience as a fiscal agent to provincial governments in Argentina to expand these services into new provinces. For example, in May 2006 we acquired Banco del Tucumán and became the fiscal agent for our fourth province in Argentina, Tucumán, with approximately 140,000 clients.

➢	Offer personalized service. We offer our clients a menu of products and personalized, face-to-face advice to help them select the banking services that best respond to their needs.
➢	Focus on efficiency and cost control. We intend to increase our efficiency, in particular, we expect to expand lending to Nuevo Banco Bisel’s customers, thereby creating new economies of scale, and reduce costs in connection with the integration of Nuevo Banco Suquía and, more recently, Nuevo Banco Bisel. We are upgrading our information systems and other technology to reduce further our operating costs and to support larger transaction volumes nationally. We expect to complete the integration of Nuevo Banco Suquía by June 2007 and the integration of Nuevo Banco Bisel in the next three years.

➢	Extend existing corporate relationships to their distributors and suppliers. We have established relationships with major corporations in Argentina and will focus our marketing efforts on providing services to their distributors, suppliers, customers and employees, including providing working capital financing and Plan Sueldo payroll services.

➢	Increase cross-selling. We plan to increase cross-selling of products and services to our existing clients. Since almost all of our clients have a checking and savings account, we have a significant opportunity to expand our relationships with them through other products such as credit cards, loans and insurance. For example, strong cross-selling opportunities lie with our Plan Sueldo clients, of whom only approximately 27% currently have personal loans from us.
Our challenges
     There are several risks and uncertainties that may impact Argentina’s economy and consequently our ability to implement successfully our strategy, including:
➢	The sustainability of Argentina’s current growth and stabilization is uncertain. Although the economy has recovered significantly over the past four years, investment in the economy remains low. As a result, there is uncertainty as to whether the current growth and stability is sustainable in the long term.

➢	The risk that inflation may rise again. In the past, high inflation has undermined the Argentine economy. A return to high inflation would adversely affect the expansion of lending activities, as well as the economy in general.

➢	The slow return of the long-term credit market. Although the short-term credit market has grown substantially since the 2001 and 2002 crisis, long-term lending has only begun to recover. Demand for the long-term credit market has begun to recover over 12 months. However, the success of our strategy to increase lending will suffer if demand for long-term credit does not expand more rapidly, including for products that we are developing to deal with a growing economy emerging from crisis.

➢	The integration of our acquired banks. We have completed several acquisitions since December 2004 which have substantially increased our operations. In order for us to gain the full benefit of the economies of scale and increased access to customers in the provinces outside of the Buenos Aires metropolitan area, we need to fully integrate all of our acquired banks into our operating systems.

➢	Exposure to economic recessions. Our target market is sensitive to economic recessions. Uncertainty in the ability of our target market to sustain its current growth makes it difficult to predict whether our business strategy can be implemented successfully.
Acquisition of Nuevo Banco Bisel
     We acquired 100% of the voting rights and 92.7% of the capital stock of Nuevo Banco Bisel for Ps.19.5 million in an auction conducted by Banco de la Nación Argentina. In connection with the acquisition, we were required to contribute, and have contributed, capital to Nuevo Banco Bisel in the amount of Ps.830.0 million. In addition, we have agreed not to terminate without cause any employees of Nuevo Banco Bisel. The transaction was approved by the Central Bank in August 2006 and by antitrust authorities in September 2006.
     In addition, Banco Macro and Nuevo Banco Suquía, as purchasers of Nuevo Banco Bisel, and SEDESA entered into a put and call options agreement regarding the preferred shares of Nuevo Banco Bisel. For 15 years from August 11, 2006 when we took possession of Nuevo Banco Bisel, Banco Macro and Nuevo Banco Suquía, either individually or jointly, will be entitled to acquire the preferred shares of Nuevo Banco Bisel through the call option. These preferred shares shall be paid upon maturity of such option at their nominal value, Ps.66.2 million, plus 4% interest per annum to be capitalized annually from August 11, 2006. In addition, such call option may be exercised by the purchasers, either individually or jointly, at any time after August 11, 2006.
     The put option entitles SEDESA to sell to Banco Macro and Nuevo Banco Suquía, who are jointly and severally liable for the option, the preferred shares that it owns in Nuevo Banco Bisel. Such put option shall only be exercised by SEDESA after the term of 15 years from issuance of the preferred shares (from August 26, 2005). The preferred shares shall be paid at their nominal value, Ps.66.2 million, plus 4% interest per annum to be capitalized annually from August 11, 2006.

     Nuevo Banco Bisel has 158 branches in its network and a strong presence in the central region of Argentina, especially in the provinces of Santa Fe and Córdoba. The acquisition is complementary to our strategy of increasing the footprint of our branch network throughout the interior of Argentina and increasing our penetration in the agricultural sector and with small- and medium-size businesses and low- and middle-income individuals. Nuevo Banco Bisel has Ps.2,633 million (US$848 million) in total assets, Ps.929 million (US$299 million) in total gross private sector loans and Ps.1,431 million (US$461 million) in total deposits as of September 30, 2006.
     As with our acquisition of Nuevo Banco Suquía at the end of 2004, we plan to integrate fully Nuevo Banco Bisel into our banking network. We plan to offer all of our existing account and loan products in the newly acquired branches and we will have the same credit standards, include Nuevo Banco Bisel in all treasury decisions, and integrate Nuevo Banco Bisel’s operating systems. We believe that opportunities exist to grow Nuevo Banco Bisel’s current operations, to increase its market share in the regions where its branches are located, and to improve the efficiency of its operations.
Recent Events
     On December 27, 2006 the Argentine Supreme Court in “Massa, Juan Agustín c/ Poder Ejecutivo Nacional — dto. 1570/01 y otro s/ Amparo” ruled that financial institutions like us have to reimburse depositors in full in Argentine pesos for the equivalent amount they held in U.S. dollars at the time of pesification.
     The ruling ordered the bank involved in the case to compensate depositors’ legal claims in pesos in accordance with the following formula. The formula first applies a currency conversion rate of Ps. 1.40 for each dollar deposited, then indexes the balance to inflation applying CER, and finally adds a further 4% annual interest rate to be applied retroactively since the date the pesification was implemented. The Argentine Supreme Court ruled that those depositors who have already been reimbursed, whether in pesos or in U.S. dollars, will remain entitled to the amount they received. The Court also affirmed the constitutionality of the emergency regulations, which ordered the pesification of the Argentine economy due to the economic, financial emergency situation prevailing at the time.
     Although with this decision the Supreme Court has finally ruled on the constitutionality of the pesification, the impact on the financial system is not clear. In any event, the direct impact on us will not be material to our financial condition or results of operations.
     For further information and background on pesification issues, see in Part II of the Offering Circular dated October 24, 2006 “Risk Factors – Risks Relating to the Argentina Financial System — The recovery of the financial system depends upon the ability of financial institutions, including us, to retain the confidence of depositors”; “The Crisis and Recovery in Argentina – The Argentine Government’s Response to the Crisis and its Impact on the Financial System - Rescheduling of deposits and asymmetric pesification” and “- Compensation to financial institutions – Amparos”; and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Impact of the 2001-2002 Economic Crisis on Us” and “- Our response to the crisis.”

Summary Financial and Operating Data
     The following tables present selected historical financial data for us for each of the periods indicated. You should read this information in conjunction with our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Pricing Supplement and the Offering Circular.
     We have derived our selected consolidated financial data for the years ended December 31, 2003, 2004 and 2005 from our audited consolidated financial statements included in the Offering Circular. We have derived our selected financial data for the years ended December 31, 2001 and 2002 from our audited consolidated financial statements not included in this Pricing Supplement or in the Offering Circular. We have derived our unaudited selected financial data for the nine months ended September 30, 2005 and 2006 from our unaudited financial statements included in this Pricing Supplement. Our financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.
     Due to the acquisitions we have made, our results of operations are not necessarily comparable between the periods presented; in particular, we acquired Banco Bansud in January 2002, Nuevo Banco Suquía on December 22, 2004, Banco del Tucumán on May 5, 2006 and Nuevo Banco Bisel on August 11, 2006. The results of operations of Nuevo Banco Suquía are consolidated with Banco Macro from December 22, 2004, the results of operations of Banco del Tucumán are consolidated with Banco Macro from May 5, 2006 and the results of operations of Nuevo Banco Bisel are consolidated with Banco Macro from August 11, 2006.
     During the economic crisis, Argentina experienced very high rates of inflation in 2002. As a result, Central Bank Rules reinstated inflation accounting at the beginning of 2002 until February 28, 2003. Therefore, all the financial statement data in this Pricing Supplement for periods prior to February 28, 2003 have been restated in constant pesos as of February 28, 2003.
     Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006 have been translated into U.S. dollars. The rate used to translate such amounts was Ps.3.1043 to US$1.00, which was the reference exchange rate for U.S. dollars for September 30, 2006, as reported by the Central Bank.
     For further information, see “Presentation of Financial Information” in the Offering Circular.

	Year Ended December 31,												Nine Months Ended September 30,
	2001(1)		2002(1)		2003(1)		2004(2)		2005		2005(3)		2005		2006(4)		2006(3)(4)
	(in thousands of pesos or U.S. dollars, as indicated, except for shares,
	earnings per share and dividends per share)
Consolidated Income Statement
Central Bank Rules:
Financial income	Ps.	218,897	Ps.	1,623,349	Ps.	419,900	Ps.	427,891	Ps.	749,850	US$	241,552	Ps.	532,002	Ps.	790,214	US$	254,555
Financial expense		(94,904)		(515,184)		(241,152)		(133,204)		(303,176)		(97,663)		(227,518)		(268,684)		(86,552)

Gross intermediation margin		123,993		1,108,165		178,748		294,687		446,674		143,889		304,484		521,530		168,002
Provision for loan losses		(21,968)		(117,767)		(35,009)		(36,467)		(70,309)		(22,649)		(57,040)		(42,386)		(13,654)
Service charge income		118,512		137,756		125,722		154,425		303,141		97,652		217,632		309,931		99,839
Service charge expense		(18,834)		(30,649)		(20,005)		(24,963)		(59,510)		(19,170)		(42,376)		(65,173)		(20,994)
Administrative expense		(183,277)		(260,175)		(221,796)		(254,936)		(443,026)		(142,714)		(315,112)		(442,324)		(142,488)
Other income		13,174		166,542		240,622		109,581		218,501		70,387		144,839		127,513		41,076
Other expense		(13,271)		(136,921)		(63,257)		(48,651)		(98,683)		(31,789)		(53,678)		(83,484)		(26,893)
Income Tax		(770)		(3,601)		(833)		(699)		(34,042)		(10,966)		(11,429)		(46,570)		(15,002)
Monetary Loss		—		(291,238)		(4,343)		—		—		—		—		—		—
Minority Interest		—		2		—		—		(27)		(9)		(15)		(1,799)		(580)

Net income		17,559		572,114		199,849		192,977		262,719		84,631		187,305		277,238		89,308

Net income per share		0.49		1.78		0.33		0.32		0.43		0.14		0.31		0.41		0.13
Dividends per share		0.31		—		—		0.10		0.05		0.02		—		0.10		0.03
Number of shares outstanding (in thousands)		35,500		608,943		608,943		608,943		608,943		608,943		608,943		683,943		683,943
U.S. GAAP:(5)
Net income						313,371		94,229		463,795		149,404
Net income per share						0.59		0.15		0.76		0.25
Weighted average number of shares outstanding (in thousands)						526,750		608,943		608,943		608,943

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Translated at the rate of Ps.3.1043 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2006.

(4)	Banco del Tucumán consolidated with Banco Macro from May 5, 2006 and Nuevo Banco Bisel consolidated with Banco Macro from August 11, 2006.

(5)	See note 34 to our audited consolidated financial statements for the year ended December 31, 2005 in the Offering Circular for a summary of significant differences between Central Bank Rules and U.S. GAAP.

	As of December 31,												As of September 30,
	2001(1)		2002(1)		2003(1)		2004(2)		2005		2005(3)		2005		2006(4)		2006(3)(4)
	(in thousands of pesos or U.S. dollars, as indicated, except for shares,
	earnings per share and dividends per share)
Consolidated Balance Sheet
Central Bank Rules:
Assets
Cash and due from banks	Ps.	113,635	Ps.	325,953	Ps.	674,300	Ps.	1,372,261	Ps.	1,189,129	US$	383,059	Ps.	1,364,906	Ps.	2,050,289	US$	660,467
Government and private securities		285,664		868,033		2,155,766		2,106,737		2,991,764		963,748		3,157,790		3,227,117		1,039,564
Loans:
to the non-financial government sector		104,485		462,440		365,549		809,577		645,342		207,886		606,676		783,791		252,486
to the financial sector		23,093		1,593		17,835		81,812		80,511		25,935		97,178		236,953		76,331
to the non-financial private sector and residents abroad		472,135		514,695		723,619		2,208,996		2,948,799		949,908		2,379,900		5,199,355		1,674,888
Allowances for loan losses		(40,311)		(116,125)		(56,279)		(225,340)		(247,532)		(79,738)		(186,350)		(215,408)		(69,390)
Other assets		416,490		1,761,485		1,144,237		2,443,714		1,879,809		605,550		1,806,049		2,295,912		739,591
Total assets		1,375,191		3,818,074		5,025,027		8,797,757		9,487,822		3,056,348		9,226,149		13,578,009		4,373,936
Average assets		1,663,367		3,804,446		4,356,792		5,705,542		9,357,401		3,014,335		9,303,648		13,420,295		4,323,131
Liabilities and Shareholders’ Equity
Deposits:
from the non-financial government sector		224,872		218,264		382,195		809,764		822,687		265,015		928,884		1,452,101		467,771
from the financial sector		2,673		7,552		11,909		4,445		5,208		1,678		5,261		10,370		3,341
from the non-financial private sector		708,480		1,534,926		2,633,140		4,504,788		5,737,431		1,848,221		5,486,641		8,225,291		2,649,644
Other liabilities from financial intermediation and other liabilities		124,840		663,341		559,450		1,974,786		1,241,791		400,023		1,200,609		1,489,873		479,938
Subordinated corporate bond		56,955		71,101		24,200		16,416		12,047		3,881		16,093		56,802		18,298
Items pending allocation		4,025		5,939		3,783		4,554		854		275		938		1,912		616
Provisions		971		391,578		285,128		225,699		178,150		57,388		173,495		96,609		31,121
Minority interest in subsidiaries		0		3		3		3		80		26		68		77,134		24,847
Total liabilities		1,122,816		2,892,704		3,899,808		7,540,455		7,998,248		2,576,506		7,811,989		11,410,092		3,675,576
Shareholders’ equity		252,375		925,370		1,125,219		1,257,302		1,489,574		479,842		1,414,160		2,167,917		698,359
Average shareholders’ equity		252,634		730,955		949,023		1,179,611		1,333,163		429,457		1,312,227		1,784,502		574,848
U.S. GAAP:(5)
Shareholders’ equity						735,386		857,666		1,191,692		383,884

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Translated at the rate of Ps.3.1043 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2006.

(4)	Banco del Tucumán consolidated with Banco Macro from May 5, 2006 and Nuevo Banco Bisel consolidated with Banco Macro from August 11, 2006.

(5)	See note 34 to our audited consolidated financial statements for the year ended December 31, 2005 in the Offering Circular for a summary of significant differences between Central Bank Rules and U.S. GAAP.

	As of and for the year ended December 31,
											September 30,
	2001(1)		2002(1)		2003(1)		2004(2)		2005		2006(3)

Selected consolidated ratios:
Profitability and performance
Net interest margin(%)(4)	9.92%		8.87%		6.84%		6.37%		5.23%		5.67%
Fee income ratio(%)(5)	48.87		11.06		41.29		34.38		40.43		37.28
Efficiency ratio(%)(6)	75.58		20.88		72.85		56.77		59.08		53.20
Ratio of earnings to fixed charges (excluding interest on deposits)(7)	2.41	x	2.39	x	3.96	x	5.69	x	3.01	x	5.98	x
Ratio of earnings to fixed charges (including interest on deposits)(8)	1.21	x	2.19	x	2.26	x	3.02	x	2.14	x	2.41	x
Fee income as a percentage of administrative expense(%)	64.66		52.95		56.68		60.56		68.43		70.07
Return on average equity(%)	6.95		78.27		21.06		16.36		19.71		21.00
Return on average assets(%)	1.06		15.04		4.59		3.39		2.81		2.79
Liquidity
Loans as a percentage of total deposits(%)	64.07		55.59		36.57		58.29		55.97		64.21
Liquid assets as a percentage of total deposits(%)(9)	32.11		47.05		65.12		53.69		58.65		59.23
Capital
Total equity as a percentage of total assets(%)	18.35		24.24		22.39		14.29		15.70		15.97
Regulatory capital as a percentage of risk-weighted assets(%)	20.28		27.36		43.79		35.71		31.03		27.73
Asset Quality
Non-performing loans as a percentage of total loans(%)(10)	18.68		16.94		8.91		6.50		5.34		2.37
Allowances as a percentage of total loans	6.72		11.86		5.08		7.27		6.74		3.46
Allowances as a percentage of non-performing loans(%)(10)	35.99		70.04		57.07		111.75		126.20		146.05
Amparos as a percentage of equity(%)	—		—		4.0		4.0		2.9		2.3
Operations
Number of branches			163		150		256		254		437
Number of employees	1,401		2,881		2,814		4,772		5,054		7,539

(1)	Calculated on the basis of amounts expressed in constant pesos as of February 23, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Banco del Tucumán consolidated with Banco Macro from May 5, 2006 and Nuevo Banco Bisel consolidated with Banco Macro from August 11, 2006.

(4)	Net interest income divided by average interest-earning assets.

(5)	Service charge income divided by the sum of gross intermediation margin and service charge income.

(6)	Administrative expenses divided by the sum of gross intermediation margin and service charge income.

(7)	For the purpose of computing the ratio of earnings to fixed charges excluding interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges excluding interest on deposits consists of gross interest expense minus interest on deposits.

(8)	For the purpose of computing the ratio of earnings to fixed charges including interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges including gross interest on deposits is equal to interest expense.

(9)	Liquid assets include cash, cash collateral, LEBACs and NOBACs, and interbank loans. Since 2004, we include overnight loans to highly rated companies.

(10)	Non-performing loans includes all loans to borrowers classified as “3-nonperforming/deficient compliance,” “4-high risk of uncollectibility/unlikely to be collected,” “5-uncollectible” and “6-uncollectible, classified as such under regulatory requirements” under the Central Bank loan classification system.

TERMS AND CONDITIONS OF THE NOTES
     The following items under this heading “Terms and Conditions of the Notes” are the particular terms and conditions which relate to the series of notes offered hereby and should be read in conjunction with the “Description of the Notes” in the offering circular.

1.	Series No.	2

2.	Title	8.50% Notes Due 2017

3.	Aggregate Principal Amount	US$150,000,000

4.	Issue Price	100.00% of principal amount

5.	Issue Date	January 29, 2007

6.	Specified Currency	U.S. dollars

7.	Stated Maturity	February 1, 2017

8.	Expected International Ratings	We expect that the Notes will be rated “B2” by Moody’s Investor’s Service, Inc. and “B+” by Fitch Ratings Ltd. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice.

9.	Local Ratings	In Argentina, Moody’s Latin American Calificadora de Riesgo S.A. (“Moody’s Latin America”) has rated the Notes “Aa3.ar” and Fitch Argentina Calificadora de Riesgo S.A. (“Fitch Argentina”) has rated the Notes “AA(arg)”. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice. The methods of assigning ratings used by Argentine rating agencies may differ in important aspects from those used by the rating agencies in the United States or other countries. An explanation of the significance of each Argentine rating agency’s ratings may be obtained from such rating agency.

10.	Minimum Denominations	US$100,000 and multiples of US$1,000 in excess thereof.

11.	Value for Purposes of Computing Voting Rights	Each US$1 of principal amount of the Notes entitles the holder to one vote for purposes of computing voting rights.

12.	Fixed Interest Rate:

	a. Interest Rate	8.50% per annum

	b. Interest Payment Dates	Semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2007.

	c. Regular Record Dates	January 15 or July 15 immediately preceding the relevant Interest Payment Date.

	d. Day Count Basis	30/360

13.	Redemption at the Option of the Bank (Other than for Taxation Reasons)	We may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the Notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus, in each case, accrued and unpaid interest and any Additional Amounts to the redemption date; provided that, if the Notes are not redeemed in whole, at least $50 million aggregate principal amount of Notes must remain outstanding immediately after any such partial redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC or its affiliates which are primary United States government securities dealers and two other primary United States government securities dealers in New York City reasonably designated by us; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such redemption date.

14.	Redemption at the Option of the Bank for Taxation Reasons	We may redeem the Notes, in whole but not in part, at any time in the event of certain changes affecting Argentine taxes at a price equal to 100% of the principal amount plus accrued and unpaid interest and any Additional Amounts. In order to exercise this redemption option, we must provide the trustee an officers’ certificate and an opinion of an independent Argentine legal counsel of nationally recognized standing in such tax matters, stating that the conditions set forth in the indenture for such exercise have been met. See “Description of the Notes—Redemption and Repurchase—Redemption for Taxation Reasons” in the Offering Circular.

15.	Defeasance	The defeasance provisions in Article XI of the indenture will apply to the Notes.

16.	Registration Rights	Pursuant to the Registration Rights Agreement, we will agree for the benefit of the holders of Notes to (a) file with the SEC a registration statement on an appropriate form under the Securities Act, with respect to an offer to exchange the Notes for Exchange Notes with terms identical to the Notes (subject to certain exceptions), within 255 days after the Issue Date, (b) use our reasonable best efforts to have such registration statement declared effective under the Securities Act within 315 days after the Issue Date, and (c) use our reasonable best efforts to consummate the exchange offer within 350 days after the Issue Date. In the event that applicable law, regulation or policy of the SEC does not allow the consummation of the exchange offer, or upon the occurrence of certain other conditions, we will file a “shelf” registration statement covering resales of the Notes by the holders thereof. We will be required to pay you additional interest if we fail to comply with our obligations to register the Notes within the specified time periods. See “Registration Rights” in this Pricing Supplement.

17.	Listing/Trading	Applications have been made to list the Notes on the Luxembourg Stock Exchange for trading on EuroMTF, the alternative market of the Luxembourg Stock Exchange, and on the Buenos Aires Stock Exchange. We expect that the Notes will be eligible for trading on the PORTAL Market and on the Mercado Abierto Electrónico S.A.

18.	Additional Issuances	We may from time to time, without the consent of the existing holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects, except for Issue Date, Issue Price, the Interest Commencement Date and, if applicable, the first Interest Payment Date. Such additional Notes will be consolidated with and will form a single series with the Notes.

19.	Syndication

	a. Sole Book-Running Manager	Credit Suisse Securities (USA) LLC

	b. Stabilizing Manager	Credit Suisse Securities (USA) LLC

	c. Argentine Dealer	Raymond James Argentina Sociedad de Bolsa S.A.

20.	Identity of Dealers	See “Plan of Distribution” in this Pricing Supplement.

21.	Form of Notes	The Notes will initially be issued in the form of one fully registered Restricted Global Note and one fully registered Regulation S Global Note.

22.	Codes

	a. CUSIP Numbers	Rule 144/A: 05963GAC2
Regulation S: P1047VAC1

	b. ISIN	Rule 144/A: US05963GAC24
Regulation S: USP1047VAC11

	c. Common Code Number	Rule 144/A: 028507160
Regulation S: 028493258

23.	Clearance	DTC, Euroclear and Clearstream Luxembourg

REGISTRATION RIGHTS
     Pursuant to a Registration Rights Agreement to be entered into among us and the dealers (the “Registration Rights Agreement”), we will agree to file with the SEC and use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for an issue of SEC-registered Notes (the “Exchange Notes”) with identical terms (but without transfer restrictions and certain other terms concerning increased interest, as described below). Upon the registration statement becoming effective, we will offer to holders of such Notes who are able to make certain representations the opportunity to exchange their Notes for an equal principal amount of Exchange Notes. The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, a copy of which will be made available to prospective purchasers of the Notes upon request to us.
     The Registration Rights Agreement will provide that: (i) unless the exchange offer would not be permitted by applicable law or the SEC, we will (a) file an exchange offer registration statement with the SEC within 255 days after the Issue Date, (b) use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC within 315 days after the Issue Date, and (c) use our reasonable best efforts to commence promptly such exchange offer after such declaration of effectiveness and to issue, within 350 days after the Issue Date, Exchange Notes in exchange for all Notes tendered prior to the expiration of such exchange offer, and (ii) if obligated to file a shelf registration statement, we will file the shelf registration statement prior to the later of 350 days after the Issue Date or 30 days after such filing obligation arises and we will use our reasonable best efforts to have such shelf registration statement declared effective by the SEC on or prior to the 60th day after such filing was required to be made. We will use our reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the second anniversary of the effective date of the shelf registration statement or such shorter period that will terminate when all the Registrable Notes (as defined below) covered by the shelf registration statement have been sold pursuant thereto or may be sold pursuant to Rule 144(k) under the Securities Act if held by a non-affiliate of us.
     If (i) we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because such exchange offer is not permitted by applicable law or SEC policy, (ii) the exchange offer is not consummated within 350 days after the Issue Date or (iii) any holder of Notes notifies us within a specified time period that (a) due to a change in law or SEC policy it may not resell the Exchange Notes acquired by it in such exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, (b) it is a dealer and owns Notes acquired directly from us or an affiliate of ours or (c) the holders of a majority in aggregate principal amount of the Notes may not resell the Exchange Notes acquired by them in such exchange offer to the public without restriction under applicable blue sky or state securities laws, then we will (1) file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of all Registrable Notes (as defined below) by the holders thereof and (2) use our reasonable best efforts to have the applicable registration statement declared effective by the SEC on or prior to 60 days after such filing was required to be made. For purposes of the foregoing, “Registrable Notes” means each Note until (i) the date on which such Note is exchanged by a person other than a dealer for an Exchange Note in an exchange offer, (ii) following the exchange by a dealer in an exchange offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such dealer on or prior to the date of such sale a copy of a prospectus, (iii) the date on which such Note is effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement, (iv) the date on which such Note is sold to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A), (v) the date on which (A) such Note is otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer is delivered by us in exchange therefor and (B) a subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) the date on which such Note ceases to be outstanding.
     The Exchange Notes, if any, will be issued under the Indenture relating to the Notes or an indenture identical in all material respects to that Indenture and which, in either case, has been qualified under the U.S. Trust Indenture Act of 1939, as amended. The Notes and the Exchange Notes shall be deemed to be part of and constitute a single series consisting of the Notes and the Exchange Notes, and, without limiting the generality of the foregoing, shall vote together as one series of Notes.

     Application is expected to be made to list the Exchange Notes, if any, on the Luxembourg Stock Exchange and to have them admitted for trading on the EuroMTF and to list them on the Buenos Aires Stock Exchange. Notice will be given to the CNV and the Buenos Aires Stock Exchange, and will be made in a daily newspaper of general circulation in Luxembourg prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and consummate the exchange at the offices of our paying and transfer agents in Luxembourg and Argentina. The results of the exchange offer, including any increase in the rate, will be provided to the CNV, the Buenos Aires Stock Exchange and the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg.
     Under existing SEC interpretations, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided that any dealer participating in an exchange offer must deliver a prospectus meeting the requirements of the Securities Act upon any resale of Exchange Notes. Subject to certain exceptions, we have agreed, for a period of 90 days after consummation of an exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such dealer for use in connection with any resale of any Exchange Note acquired in an exchange offer. A dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.
     Each holder of Notes that wishes to exchange Notes for Exchange Notes in an exchange offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a distribution of the Exchange Notes and it does not intend to participate in any such distribution and (iii) it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if it is an affiliate, it will comply (at its own expense) with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
     If the holder is a dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.
     If (i) the exchange offer registration statement is not filed on or prior to the 255th day after the Issue Date, (ii) the exchange offer registration statement (or a shelf registration statement in lieu thereof) is not declared effective by the SEC on or prior to the 315th day after the Issue Date, (iii) an exchange offer is not consummated on or prior to the 35th day after the date specified for the effectiveness of the exchange offer registration statement, (iv) a shelf registration statement required to be filed is not filed on or before the date specified above for such filing, (v) a shelf registration statement otherwise required to be filed is not declared effective on or before the date specified above for effectiveness thereof or (vi) a shelf registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable (whether due to a stop order or otherwise) in connection with resales of Registrable Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (vi) above, a “Registration Default”), then the interest rate on the Notes to which such Registration Default relates will increase by 0.25% per annum with respect to each 90-day period that passes until all such Registration Defaults have been cured, up to a maximum amount of 1.00% per annum. Following the cure of any Registration Default, the accrual of such additional interest related to such Registration Default will cease, and the interest rate applicable to the affected notes will revert to the original rate.
     The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

USE OF PROCEEDS
     Our net proceeds from the issuance and sale of the Notes are expected to be approximately US$148.6 million, after deduction of fees and expenses. We will use the net proceeds from the issuance of the Notes to make loans in accordance with Central Bank guidelines, in accordance with the provisions of Article 36 of the Negotiable Obligations Law, Communication “A” 3046 of the Central Bank, as amended, and other applicable regulations.
CAPITALIZATION
     The following table sets forth our capitalization in accordance with Central Bank Rules as of September 30, 2006 in pesos and dollars (i) on an actual basis and (ii) as adjusted to give effect to (A) our issuance and sale of $150,000,000 9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Bonds Due 2036 and (B) the issuance and sale of the Notes in this offering and the use of the proceeds therefrom. The following table should be read in conjunction with the financial statements and related notes, as well as “Presentation of Financial Information,” contained in this Pricing Supplement and the Offering Circular.

	As of September 30, 2006(1)
	Actual				As Adjusted
	(in thousands)
Deposits from customers:
Demand deposits	Ps	. 2,020,273	US$	650,798	Ps	.2,020.273	US$	650,798
Time deposits		4,580,472		1,475,525		4,580,472		1,475,525
Savings deposits		1,624,546		523,321		1,624,546		523,321
Deposits from banks		10,370		3,341		10,370		3,341
Deposits from the government sector		1,452,101		467,771		1,452,101		467,771
Total deposits		9,687,762		3,120,756		9,687,762		3,120,756
Federal funds purchased and securities sold under repurchase agreements		522,076		168,178		522,076		168,178
Central Bank		375,305		120,898		375,305		120,898
Short-term borrowings		86,121		27,742		86,121		27,742
Long-term debt		197,618		63,659		1,128,908		363,659
Other liabilities		365,555		117,758		365,555		117,758
Minority interest in consolidated subsidiaries		77,134		24,847		77,134		24,847
Shareholders’ equity		2,167,917		698,359		2,167,917		698,359
Total capitalization	Ps	.13,479,488	US$	4,342,197	Ps	.14,410,778	US$	4,642,197

(1)	Translated to U.S. dollars at the rate of Ps.3.1043 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     The following discussion is based on, and should be read in conjunction with, our consolidated financial statements and related notes in this Pricing Supplement and in the Offering Circular and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Financial and Operating Data” and the other financial information appearing in the Offering Circular.
NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2005
     The disclosure includes consolidated comparisons and, in some cases, also standalone comparisons of Banco Macro without consolidating Banco del Tucumán and Nuevo Banco Bisel in order to permit period-to-period comparisons, considering that Banco del Tucumán was acquired in May 2006 and Nuevo Banco Bisel was acquired in August 2006.
     The following table sets forth certain components of our income statement for the nine-month periods ended September 30, 2005 and 2006:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco del
		Banco Macro	Tucumán and Nuevo
	Consolidated	stand-alone	Banco Bisel)
	(in thousands of pesos) (unaudited)
Financial income	532,002	722,428	790,214
Financial expenses	(227,518)	(249,818)	(268,684)

Gross intermediation margin	304,484	472,610	521,530
Provision for loan losses	(57,040)	(38,326)	(42,386)
Service charge income	217,632	283,302	309,931
Service charge expenses	(42,376)	(61,161)	(65,173)
Administrative expenses	(315,112)	(399,066)	(442,324)
Net other income	91,161	66,473	44,029

Income before income tax	198,749	323,832	325,607
Income tax	(11,429)	(46,570)	(46,570)

Net Income	187,320	277,262	279,037
Loss on Minority Interests in Subsidiaries	(15)	(24)	(1,799)

Consolidated Income	187,305	277,238	277,238

Financial income
     Our financial income on a stand-alone basis increased 36%, or Ps.190 million, during the nine-month period ended September 30, 2006 as compared to the corresponding period ended in 2005. When Banco del Tucumán and Nuevo Banco Bisel are consolidated, our financial income increased 49%, or Ps.258 million, during the nine-month period ended September 30, 2006 as compared to the corresponding period ended in 2005. The components of our financial income during the nine-month periods ended September 30, 2006 and 2005 were as follows:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Interest on cash and due from banks	5,481	8,319	8,396
Interest on loans to the financial sector	4,305	8,943	10,467
Interest on overdrafts	39,015	69,128	76,930
Interest on mortgage loans	20,013	31,806	33,279
Interest on pledged loans (1)	18,499	29,285	30,516
Interest on credit card loans	13,520	19,578	20,713
Interest on documents (2)	22,136	30,710	35,081
Interest on other loans (3)	85,283	154,802	171,494
Interest on other receivables from financial intermediation	11,026	10,418	10,910
Net income from government and private securities	92,515	200,804	226,479
Net gain from options	0	649	649
Indexation by benchmark stabilization coefficient (CER) (4)	155,582	59,884	62,752
Indexation by salary variation coefficient (C.V.S.)	968	1,170	1,172
Income from guaranteed loans — Decree 1,387/01 (5)	21,933	19,729	20,947
Other (6)	41,726	77,203	80,429

Total financial income	532,002	722,428	790,214

(1)	Includes primarily secured car loans.

(2)	Includes factoring, check cashing advances and loans with promissory notes.

(3)	Includes interest primarily on commercial loans not classified under prior headings.

(4)	Includes CER accrued for all assets subject to adjustment by CER.

(5)	Includes loans to the Argentine government that were issued in exchange for federal and provincial government bonds.

(6)	Principally foreign exchange gains from our net asset position in U.S. dollars.
     The increase in our financial income reflected primarily increases in income from government and private securities and interest on loans. Also in this period we had a one-time gain of Ps.8 million, relating to our sale of an interest in the Puerto Madero Siete trust. Income from government and private securities increased on a stand-alone basis 117%, or Ps.108 million, with an important growth in gains from LEBACs/NOBACs (90%, or Ps.93 million, greater than the same period in 2005). On a consolidated basis, income from government and private securities increased 145%, or Ps.134 million.
     Interest on loans increased on a stand-alone basis 70%, or Ps.142 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005 due to a higher volume of loans. Interest on loans attributable to Banco del Tucumán and Nuevo Banco Bisel was Ps.34 million, so that on a consolidated basis, interest on loans increased 87%, or Ps.175 million, as compared the same period in 2005. We experienced high rates of organic growth as loans to the private sector increased 127% as of September 30, 2006 as compared to the level as of September 30, 2005. The main drivers of this income growth have been medium-term structured loans for our corporate customers recorded in “Other Loans,” which grew 101% as compared to the corresponding period in 2005, followed by overdrafts which grew 97%.
     Indexation by CER fell 60%, or Ps.93 million, on a consolidated basis during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, mainly due to the fact that secured bonds have been marked to market since January 2006 and the decreasing volume of loans and bonds subject to CER adjustment (guaranteed loans and secured bonds). Additionally, inflation for the nine-months ended September 30, 2006 was lower than the same period in 2005.

     On a stand-alone basis, our other income increased 85%, or Ps.35 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. On a consolidated basis, our other income increased 93%, or Ps.39 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. This increase is principally due to foreign exchange differences arising from our long position in U.S. dollars and the higher volume of foreign exchange trading and income from leasing activity.
Financial expenses
     On a stand-alone basis, our financial expenses increased 10%, or Ps.22 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. The composition of financial expenses changed substantially, due to a sharp increase in interest rates and a decrease in indexation by CER. On a consolidated basis, our financial expenses increased 18%, or Ps.41 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. The components of our financial expenses during the nine-month periods ended September 30, 2006 and 2005 were as follows:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
		Banco	del Tucumán and
		Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Interest on checking accounts	1,964	4,456	4,815
Interest on savings accounts	3,080	4,429	4,709
Interest on certificates of deposit	73,017	145,246	155,758
Interest on financing from the financial sector	593	512	512
Interest on other liabilities from financial intermediation (1)	11,088	10,983	11,008
Other interest (2)	9,562	9,491	10,322
Net loss from options	659	0	0
Indexation by CER (3)	92,837	39,042	42,272
Other (4)	34,718	35,659	39,288

Total financial expenses	227,518	249,818	268,684

(1)	Includes lines of credit from other banks, repurchase agreements and liquidity assistance from the Central Bank.

(2)	Includes subordinated corporate bonds issued by us.

(3)	Includes CER accrued for all the liabilities subject to adjustment by CER.

(4)	Includes deposits in the form of government securities and CEDROs.
     On a stand-alone basis, interest on deposits increased 97%, or Ps.76 million, as compared to the corresponding period of 2005 and on a consolidated basis, increased 112%, or Ps.87 million. The increase was primarily as a result of two factors: (1) interest rates on certificates of deposit that increased from 5% as of September 30, 2005 to above 8% as of September 30, 2006, in line with the increase in interest rates in the financial system as a whole in accordance with the monetary policy of the Central Bank and (2) increasing of deposits, which grew 51% on a consolidated basis from 2005 to 2006.
     On a stand-alone basis, indexation by CER decreased 58%, or Ps.54 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, mainly as a result of the decrease in our of deposits adjusted by CER, which fell 74% as compared to the level as of September 30, 2005. On a consolidated basis, indexation by CER decreased 54%, or Ps.51 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005.

Provision for loan losses
     On a stand-alone basis, provisions for loan losses decreased 33%, or Ps.19 million, for the nine months ended September 30, 2006 as compared to the corresponding period in 2005. The ongoing growth of the economy and the improvements of debtor profiles resulted in us adopting lower provisions. On a consolidated basis, provisions for loan losses decreased 26%, or Ps.15 million, for the nine months ended September 30, 2006 as compared to the corresponding period in 2005.
Service charge income
     The following table provides a breakdown of our service charge income by category for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated (including
		Banco Macro	Banco del Tucumán and
	Consolidated	stand-alone	Nuevo Banco Bisel)
	(in thousands of pesos) (unaudited)
Related to lending transactions	13,660	20,745	21,689
Related to deposits	144,101	180,499	201,922
Other fees	9,572	15,280	15,618
Other (1)	50,299	66,778	70,702

Total service charge income	217,632	283,302	309,931

(1)	Primarily credit card and debit card fees.
     On a stand-alone basis, service charge income increased 30%, or Ps.66 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, mainly due to an increase in the volume of our operations.
     On a consolidated basis, service charge income increased 42%, or Ps.92 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005. The main drivers of the increase were a 40% increase in commissions related to deposits, a 63% increase in other fees, a 38% increase in debit and credit card fees and a 59% increase in other credit-related fees.
Service charge expenses

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated (including
		Banco Macro	Banco del Tucumán and
	Consolidated	stand-alone	Nuevo Banco Bisel)
	(in thousands of pesos) (unaudited)
Fees	22,064	30,768	32,369
Other	20,312	30,393	32,804

Total service charge expenses	42,376	61,161	65,173

     On a stand-alone basis, service charge expenses increased 44%, or Ps.19 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, also due to an increase in the volume of our operations. On a consolidated basis, expenses increased 54% or Ps.23 million. The primary component of service charge expense is credit and debit card processing fees (which increased 48%) and other service fees (which increased 62%). Commissions accounted for 80% and 79% of our service charge expenses for the periods ended September 30, 2006 and 2005, respectively, while taxes accounted for the remainder.

Administrative expenses

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Personnel expenses	179,528	234,535	264,380
Directors’ and statutory auditors’ fees	12,249	10,754	11,320
Other professional fees	16,961	27,468	28,151
Advertising and publicity	14,054	20,786	21,924
Taxes	4,598	4,589	5,813
Other administrative expenses (1)	77,116	88,531	97,791
Other	10,606	12,403	12,945

Total administrative expenses	315,112	399,066	442,324

(1)	Depreciation, amortization and other general expenses.
     On a consolidated basis, our administrative expenses increased 40%, or Ps.127 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005 and this increase primarily reflects our increased personnel expenses. The 47% increase in personnel expenses is attributed to salary adjustments and the increase in the number of employees as a result of the recent integration of Banco Empresario de Tucumán, Banco del Tucumán, and Nuevo Banco Bisel. Our other administrative expenses increased 27% mainly due to the increased number of branches associated with the integration of Banco Empresario de Tucumán, Banco del Tucumán and Nuevo Banco Bisel.
Net other income
     On a consolidated basis, our net other income decreased 52%, or Ps.47 million, as a result of two main factors: a decrease in other income of Ps.17 million ( during the nine months ended September 30, 2005, we had a Ps.20 million non-recurring gain by Nuevo Banco Suquía relating to the reversal of a provision of a loan to the city of Córdoba) and an increase in other expenses of Ps.30 million (during the nine months ended September 30, 2006, we had a non-recurring loss of Ps.13 million related to our offering of ADSs).
Income tax
     During the nine months ended September 30, 2006, we accrued income tax of Ps.47 million, compared to the Ps.11 million recorded as of September 30, 2005, an increase of 307%. Based on Decree (1,035/06) dated August 14, 2006, which stated that pesification and CER-adjustments on guaranteed loans should be treated on an accrual basis, and considering that during the prior year the computable net operating loss was used, the Bank and its subsidiaries included a higher income tax provision in the third quarter of 2006.

CERTAIN ERISA CONSIDERATIONS
     Section 406 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA and/or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     Accordingly, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Note constitutes assets of any employee benefit plan subject to Title I of ERISA, plan, account or other arrangement subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or any entity whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement or (ii) the purchase and holding of the Notes as applicable by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law.
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any employee benefit plan or other retirement plan, account or arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of Notes.

PLAN OF DISTRIBUTION
     Subject to the terms and conditions set forth in the terms agreement dated January 23, 2007 relating to the Notes, which incorporates by reference the program agreement described in the Offering Circular, Credit Suisse Securities (USA) LLC and Raymond James Argentina Sociedad de Bolsa S.A., which we refer to collectively as the “dealers,” have severally agreed to purchase, and we have agreed to sell to the dealers, the principal amount of the Notes set forth opposite such dealer’s name in the following table.

Dealer	Principal Amount
Credit Suisse Securities (USA) LLC	US$	127,500,000
Raymond James Argentina Sociedad de Bolsa S.A.	US$	22,500,000

Total	US$	150,000,000
     The program agreement provides that the obligations of the dealers are subject to certain conditions precedent. The dealers must purchase all the Notes if they purchase any of the Notes. The purchase price for the Notes will be the issue price on the cover page of this Pricing Supplement less the dealers’ discount and commission of 0.65% of the principal amount of the Notes purchased.
     The Notes will be a new issue of securities with no established trading market. Application has been made to list the Notes on the Luxembourg Stock Exchange and to admit the Notes for trading on EuroMTF, the alternative market of the Luxembourg Stock Exchange. Application has also been made to list the Notes on the Buenos Aires Stock Exchange. We have been advised by the dealers that they intend to make a market in the Notes, but no dealer is obligated to do so and may discontinue any market-making activity at any time. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer and the pendency of any shelf registration statement in connection with the registration rights we intend to provide to holders of the Notes. Moreover, the dealers have informed us that they might not undertake any market-making activity with respect to the Notes until expiration of the confirmation period in Argentina. See “Purchases Made in Argentina” on page “i”. Accordingly, we cannot assure you as to the liquidity of, or the development or continuation of trading markets for, the Notes.
     The dealers may engage in stabilizing and similar transactions that stabilize the price of Notes in accordance with applicable law. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the dealers create a short position in Notes (that is, if they sell Notes in an aggregate principal amount exceeding that set forth in this Pricing Supplement), such dealers may reduce that short position by purchasing Notes in the open market. In general, purchase of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.
     The U.K. Financial Services and Markets Act 2000 (the “FSMA”) permits, in connection with the issuance of the Notes, the stabilizing manager (or any dealer for the stabilizing manager) to over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the stabilizing manager (or any dealer of the stabilizing manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing must be in compliance with all applicable laws, regulations and rules.
     Neither we nor any of the dealers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraphs may have on the price of Notes. In addition, neither we nor the dealers make any representation that the dealers will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.
     The dealers may make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between the dealers and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from the dealers based on transactions conducted through the system. The dealers will make

Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
     We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this Pricing Supplement, which will be the fourth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+4”). Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing should consult their own advisor. Notwithstanding the foregoing, no trading of the Notes may occur in Argentina until the settlement date.
     We have agreed to indemnify the dealers against some liabilities (including, without limitation, liabilities under the Securities Act) or to contribute to payments the dealers may be required to make in respect thereof. We have also agreed to reimburse the dealers for some other expenses.
     Some of the dealers have, directly or indirectly, performed investment and/or commercial banking or financial advisory services for us, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they also expect to receive customary fees and commissions.
United States
     The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except in certain transactions exempt from, or not subject to, the registration requirements of the Securities Act.
     We have been advised by each of the dealers that the offering and sale of Notes by such dealer will be made only (a) to institutions which such dealer reasonably believes are qualified institutional buyers in reliance on Rule 144A under the Securities Act and (b) to certain persons in offshore transactions in reliance on Regulation S under the Securities Act and in accordance with applicable law. Any offer or sale of Notes in reliance on Rule 144A will be made by broker-dealers who are registered as such under the Exchange Act.
     With respect to Notes offered to non-U.S. persons in offshore transactions in reliance on Regulation S, each dealer has acknowledged and agreed that, except as permitted by the program agreement, it will not offer, sell or deliver any Notes (i) as part of their distribution at any time or (ii) otherwise, until 40 days after the completion of the distribution (as certified to the trustee by the relevant dealer) of the identifiable tranche of which such Notes are a part, within the United States or to, or for the account or benefit of, U.S. persons.
     In addition, until the expiration of the 40-day period referred to above, an offer or sale of Notes within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.
     Terms used in the four preceding paragraphs have the meaning given them by Regulation S and Rule 144A under the Securities Act.
Republic of Argentina
     The Notes may be offered directly to the public in Argentina only through Raymond James Argentina Sociedad de Bolsa S.A., which is authorized under the laws and regulations of Argentina to offer or sell securities to the public in Argentina. The offering of the Notes in Argentina will be made by a substantially similar Pricing Supplement and Offering Circular in the Spanish language and in accordance with CNV regulations and Joint Resolution 470-1738/2004.

United Kingdom
Each dealer has represented, warranted and agreed that:
(1) it has not offered or sold, and prior to the expiry of a period of six months from the issue date of the Notes will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);
(2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such Notes in circumstances in which Section 21(1) of the FSMA does not, or would not, apply to us; and
(3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.
Singapore
     This Pricing Supplement, the Offering Circular or any other material relating to the Notes has not been and will not be registered as an offering circular with the Monetary Authority of Singapore, and the Notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Singapore Securities and Futures Act”). Accordingly, the Notes may not be offered or sold, or be subject of an invitation for subscription or purchase, nor may this Pricing Supplement, the Offering Circular or any other offering material relating to the Notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Singapore Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Singapore Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.
Representations of Purchasers
     By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:
•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.
Rights of Action – Ontario Purchasers Only
     Under Ontario securities legislation, a purchaser who purchases a security offered by this Pricing Supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this Pricing Supplement, together with the Offering Circular, contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.
Enforcement of Legal Rights
     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment
     Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.